Exhibit 23











                          Independent Auditors' Consent


The Board of Directors
Tompkins Trustco, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 333-00146, 333-60871, 333-60873, 333-75822 and 333-108002 on Form S-8 and
333-86864 on Form S-3 of Tompkins Trustco, Inc. of our report dated February 27, 2004, with respect to the consolidated statements of condition of Tompkins Trustco, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2003, which report has been included in the December 31, 2003 annual report on Form 10-K of Tompkins Trustco, Inc.


                                       /s/ KPMG LLP


March 12, 2004

Syracuse, New York